Contacts:	Media Erin DiPietro (412) 433-6845 Investors/Analysts Dan Lesnak (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS 2009 FIRST QUARTER LOSS,
DECLARES DIVIDEND REDUCTION AND
ANNOUNCES ADDITIONAL ACTIONS TO ENHANCE LIQUIDITY

•	Obtained lender consents eliminating existing financial covenants from revolving credit facility and term loans

•	Announced public offerings of common stock and convertible notes

•	Additional actions to enhance liquidity:

o	Decreased quarterly dividend to $0.05 per share, saving approximately $116 million annually

o	Reduced planned 2009 capital spending by $330 million

o	Generated approximately $800 million through working capital reductions in the first quarter with more expected

o	Reached agreement with the United Steelworkers to defer up to $170 million in mandatory retiree health and life insurance trust contributions

•	Announced executive pay and Board fee reductions

PITTSBURGH, April 27, 2009 – United States Steel Corporation (NYSE: X) reported a first quarter 2009 net loss of $439 million, or $3.78 per diluted share, compared to fourth quarter 2008 net income of $290 million, or $2.50 per diluted share, and first quarter 2008 net income of $235 million, or $1.98 per diluted share.

The Board of Directors declared a quarterly dividend of 5 cents per share on U. S. Steel common stock, a decrease of 25 cents per share.  The dividend is payable June 10, 2009, to stockholders of record at the close of business on May 13, 2009.

Earnings Highlights

(Dollars in millions, except per share amounts)	1Q 2009	4Q 2008	1Q 2008
Net sales	$2,750	$4,502	$5,196

Segment (loss) income from operations
Flat-rolled	$(422)	$(21)	$97
U. S. Steel Europe	(159)	(141)	161
Tubular	127	559	51
Other Businesses	(3)	21	18
Total segment (loss) income from operations	$(457)	$418	$327
Retiree benefit (expenses) income	(32)	(18)	1
Other items not allocated to segments	11	122	(62)
(Loss) income from operations	$(478)	$522	$266
Net interest and other financial costs (income)	71	23	(32)
Income tax (benefit) provision	(110)	201	58
Net (loss) income attributable to United States Steel Corporation	$(439)	$290	$235
- Per basic share	$(3.78)	$2.50	$2.00
- Per diluted share	$(3.78)	$2.50	$1.98

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Weak customer demand for flat-rolled products, coupled with customers’ efforts to reduce inventories, has resulted in very low order rates and further downward pressure on prices for our Flat-rolled and U. S. Steel Europe (USSE) segments.  Our tubular operations have also experienced a severe downturn primarily as a result of reduced drilling activity due to lower oil and gas prices, high inventory levels and unprecedented levels of unfairly traded and subsidized tubular imports from China.”

The company reported a first quarter 2009 loss from operations of $478 million, compared with income from operations of $522 million in the fourth quarter of 2008 and $266 million in the first quarter of 2008.

Other items not allocated to segments in the first quarter of 2009 consisted of a pre-tax net gain of $97 million on the sale of a majority of the operating assets of Elgin, Joliet and Eastern Railway Company for cash proceeds of approximately $300 million, which was largely offset by pre-tax employee severance and net benefit charges of $86 million related to the voluntary early retirement program (VERP) accepted by approximately 500 non-represented employees in the United States.  These items increased net income by $7 million, or 6 cents per diluted share.  Other items not allocated to segments in the fourth quarter of 2008 increased net income by $76 million, or 65 cents per diluted share.  Other items not allocated to segments in the first quarter of 2008 reduced net income by $45 million, or 38 cents per diluted share.

Net interest and other financial costs in the first quarter of 2009 included a foreign currency loss that decreased net income by $28 million, or 24 cents per diluted share, due to the remeasurement of an $820 million U.S. dollar-denominated intercompany loan to a European affiliate and related euro-U.S. dollar derivatives activity.  This compares to an immaterial foreign currency gain in fourth quarter 2008 and an after-tax foreign currency gain of $70 million, or 59 cents per diluted share, in first quarter 2008 for these items.

The first quarter 2009 effective tax benefit rate of 20 percent is lower than the statutory rate because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure to evaluate ongoing operating results and performance.  The segment loss from operations was $457 million, or $142 per ton, in the first quarter of 2009, compared with segment income from operations of $418 million, or $100 per ton, in the fourth quarter of 2008 and $327 million, or $48 per ton, in the first quarter of 2008.

In the first quarter of 2009, in accordance with Statement of Financial Accounting Standard No. 112, “Employers’ Accounting for Postemployment Benefits,” U. S. Steel recorded a pre-tax charge of $90 million related to the recognition of estimated future layoff benefits for approximately 9,400 employees associated with the temporary idling of certain facilities and reduced production at other facilities.

Results for Flat-rolled in the first quarter of 2009 decreased substantially from the fourth quarter of 2008.  Flat-rolled operated at 38 percent of raw steel capability in the first quarter of 2009 compared to 45 percent in the fourth quarter of 2008, and shipments decreased 24 percent to 2.1 million net tons.  Average realized prices decreased by $90 per net ton to $715 per net ton.  The decline in results also reflected continuing employee and other costs for idled facilities, which totaled approximately $230 million for the first quarter, Flat-rolled’s $72 million portion of the accrual for estimated future layoff benefits, reduced favorable effects from liquidations of inventory costed using the last-in first-out (LIFO) method and losses on excess natural gas purchase contracts, which are subject to mark-to-market accounting.  These unfavorable effects were partially offset by reductions in labor costs and spending, lower raw material costs and the absence of any accrual for profit sharing in 2009.

Results for USSE in the first quarter of 2009 were comparable to fourth quarter 2008.  Results reflected a $175 per net ton decrease in average realized prices, including foreign currency effects, largely offset by lower raw material costs and reduced spending.  Capability utilization was 55 percent in the first quarter of 2009, compared to 51 percent in the fourth quarter of 2008.

First quarter 2009 Tubular results decreased significantly compared to the fourth quarter of 2008 due to lower shipments and average realized prices, idled facility carrying costs, which totaled approximately $20 million for the first quarter, and Tubular’s $18 million portion of the accrual for estimated future layoff benefits.

First quarter 2009 results for Other Businesses decreased to a loss of $3 million from income of $21 million in the fourth quarter of 2008 as a result of a number of real estate transactions that were closed in the fourth quarter of 2008.

Outlook

Looking ahead to the second quarter, Surma said, “We continue to face an extremely difficult global economic environment.  We expect an operating loss in the second quarter as our order book remains at low levels and idled facility carrying costs continue to be incurred.  Extremely short lead times coupled with the uncertainty surrounding financial markets and key steel-consuming industries such as automotive and construction make it difficult to forecast beyond a very short horizon.”

Second quarter 2009 Flat-rolled results are expected to improve slightly as compared to the first quarter of 2009 primarily due to the accruals in the first quarter for estimated future layoff benefits and losses on excess natural gas purchase contracts.  These effects are expected to be offset by lower average realized prices and additional idled facility carrying costs.  Shipments are expected to be in line with the first quarter of 2009.

We expect an operating loss for USSE in the second quarter of 2009, with improvement compared to the first quarter of 2009 primarily due to lower raw material costs, sales of CO2 emissions allowances and efficiencies resulting from consolidating European raw steel production to U. S. Steel Kosice in early April.  These items are expected to be partially offset by lower average realized prices.  Shipments should be in line with the first quarter level.

We expect an operating loss for Tubular in the second quarter of 2009 due to a continuing decrease in shipments and lower average realized prices as compared to the first quarter of 2009, reflecting lower oil and gas exploration, high inventory levels and the surge of unfairly traded and subsidized product from China.

Other Matters

In light of the very challenging and uncertain conditions in each of our major business segments, we continue to implement actions to enhance our liquidity, maintain a solid balance sheet and position us for growth over the long term.  Several of these actions are summarized below, and are in addition to the numerous actions we have already taken as described on page 12 of our Annual Report on Form 10-K for the year ended December 31, 2008, including idling certain facilities and consolidating production at others, implementing employee layoffs and early retirement programs and reducing planned capital spending.

•
We further consolidated our production for greater efficiency and temporarily idled additional facilities.  As of the date of this release, U. S. Steel continues to operate the following major facilities: Mon Valley Works, Gary Works, Fairfield Works, U. S. Steel Košice, U. S. Steel Serbia finishing facilities, Lake Erie Works cokemaking facilities, Minntac iron ore operations, Lorain Tubular and Fairfield Tubular.  All remaining major facilities have been temporarily idled.

•	Our Board of Directors reduced our quarterly dividend to 5 cents per share, which will result in annual cash savings of approximately $116 million.

•
We have received executed consents from the lenders holding a majority of the commitments under our $750 million credit facility and a majority of the debt under each of our $655 million of outstanding term loans to eliminate the existing financial covenants and replace them with a fixed-charge coverage ratio covenant of 1.1:1 that is only tested if availability under the $750 million credit facility falls below approximately $112.5 million.  The fixed-charge coverage ratio will be defined in the amendments, and we expect it to be calculated at the end of each quarter, on the basis of the ratio, for the four consecutive quarters then ended, of operating cash flow to cash charges.  For the amendments, U. S. Steel will be required to revise pricing and amend certain terms and conditions and provide collateral, principally in the form of inventory.  The amendments are not expected to become effective until later in the second quarter and are subject to the completion of definitive financing documentation and collateral diligence.

To facilitate the amendments of our credit facility and term loans, we have also agreed to amend our $500 million Receivables Purchase Agreement and we will be required to revise pricing and amend certain terms and conditions.  The amendment is not expected to become effective until later in the second quarter and is subject to the completion of definitive documentation.

•
U. S. Steel announced the public offerings of 18 million shares of common stock and $300 million of Senior Convertible Notes due 2014. The Company intends to use the net proceeds from the offerings to repay outstanding indebtedness under its five-year and three-year term loans ($655 million outstanding at March 31, 2009) and to use any remaining proceeds for general corporate purposes.

•
Our planned capital spending for 2009 has been reduced to $410 million, consisting largely of required environmental and other infrastructure projects already under way.  Our capital spending in 2008 was $735 million and our initial estimate for 2009 was $740 million.

•
We generated significant cash flow from working capital reductions in the last two quarters, including a substantial reduction in accounts receivable.  We expect continued cash flow from further working capital reductions over the balance of 2009, which we expect will be generated largely from reductions in raw materials, in-process and finished goods inventory, including reduced purchases of coal and other materials in North America and coal and ferrous inputs in Europe.

•
We reached agreement with the United Steelworkers (USW) to defer $95 million of contributions otherwise required to be made during 2009 and the beginning of 2010 to our trust for retiree health care and life insurance until 2012 and 2013.  Further, the USW has agreed to permit us to use all or part of the $75 million contribution we made in 2008 to pay current retiree health care and death benefit claims, subject to a make-up contribution in 2013.

•
We previously placed a freeze on hiring and annual merit-based salary increases, discontinued the company match on our 401(k) program and discontinued all non-essential travel and other outside services costs.  Effective July 1, 2009, our CEO’s base compensation will be reduced by 20 percent, other executive base salaries will be reduced by 10 percent, and our general manager salaries will be reduced by 5 to 10 percent.  Fees for our Board of Directors will also be reduced by 10 percent.

•
Our CEO informed the Compensation and Organization Committee of the Board of Directors that in light of his existing long-term incentive grants and direct share ownership, he declined to be considered for any 2009 long-term incentive grants should the Committee take up that matter at a later date for other executives and employees.  Respecting the CEO’s request, the Committee accepted his recommendation noting that it was an appropriate expression of leadership at this difficult time.  (The grant-date value of the CEO’s long-term incentive compensation in 2008 was $6.4 million.)

*****

This release contains forward-looking statements with respect to market conditions, operating costs, shipments, prices, capital spending, planned public offerings and amendments to our $750 million credit facility, our term loans and our $500 million receivables purchase facility.  U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems.  U. S. Steel cannot control or predict the extent and timing of economic recovery.  When a recovery occurs, U. S. Steel will incur costs related to the restart of idled facilities, but we cannot accurately forecast the amount of such costs.  Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; international trade developments; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies.  Economic conditions and political factors in Europe and Canada that may affect USSE’s and U. S. Steel Canada’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs, and other protectionist measures.  Factors that may affect our ability to construct new facilities include levels of cash flow from operations, general economic conditions, business conditions, availability of capital, whether or not assets are purchased or financed by operating leases, receipt of necessary permits and unforeseen hazards such as contractor performance, material shortages, weather conditions, explosions or fires, which could delay the timing of completion of particular capital projects.  Completion of the amendments to our credit facility, term loans and receivables purchase facility is subject to completion of financing documentation and the lenders’ review of the collateral.  Completion of the offerings of common stock and senior convertible notes is subject to normal conditions for public offerings.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings for U. S. Steel.

A Statement of Operations (Unaudited), Cash Flow Statement (Unaudited), Condensed Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on first quarter earnings on Tuesday, April 28, at 7:30 a.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on the “Investors” button.

For more information on U. S. Steel, visit our web site at www.ussteel.com.

UNITED STATES STEEL CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2009	2008	2008
NET SALES	$2,750	$4,502	$5,196

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	3,007	3,831	4,643
Selling, general and administrative expenses	143	161	142
Depreciation, depletion and amortization	158	141	156
Loss (income) from investees	21	(1)	(7)
Net gains on disposal of assets	(97)	(9)	(1)
Other income, net	(4)	(143)	(3)
Total operating expenses	3,228	3,980	4,930
(LOSS) INCOME FROM OPERATIONS	(478)	522	266
Net interest and other financial costs (income)	71	23	(32)
(LOSS) INCOME BEFORE INCOME TAXES	(549)	499	298
Income tax (benefit) provision	(110)	201	58
Net (loss) income	(439)	298	240
Less: Net income attributable to the noncontrolling interests	-	8	5
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(439)	$290	$235

COMMON STOCK DATA:
Net (loss) income per share attributable to United States Steel Corporation shareholders:
- Basic	$(3.78)	$2.50	$2.00
- Diluted	$(3.78)	$2.50	$1.98

Weighted average shares, in thousands
- Basic	116,103	116,147	117,595
- Diluted	116,103	116,445	118,405

Dividends paid per common share	$.30	$.30	$.25

UNITED STATES STEEL CORPORATION
CASH FLOW STATEMENT (Unaudited)

	Quarter Ended
	March 31
(Dollars in millions)	2009	2008
Cash provided by operating activities:
Net (loss) income	$(439)	$240
Depreciation, depletion and amortization	158	156
Pensions and other postretirement benefits	1	(110)
Working capital changes	790	30
Other operating activities	(201)	(79)
Total	309	237

Cash provided by (used in) investing activities:
Capital expenditures	(118)	(114)
Capital expenditures – variable interest entities	(45)	(13)
Disposal of assets	303	4
Other investing activities	(24)	(24)
Total	116	(147)

Cash used in financing activities:
Repayment of debt	(4)	(3)
Common stock issued	-	4
Common stock repurchased	-	(33)
Dividends paid	(35)	(29)
Other financing activities	37	10
Total	(2)	(51)
Effect of exchange rate changes on cash	(16)	14
Net increase in cash and cash equivalents	407	53
Cash and cash equivalents at beginning of the year	724	401
Cash and cash equivalents at end of the period	$1,131	$454

UNITED STATES STEEL CORPORATION
CONDENSED BALANCE SHEET (Unaudited)

	March 31	Dec. 31
(Dollars in millions)	2009	2008
Cash and cash equivalents	$1,131	$724
Receivables, net	1,527	2,288
Inventories	2,080	2,492
Other current assets	355	228
Total current assets	5,093	5,732
Property, plant and equipment, net	6,558	6,676
Investments and long-term receivables, net	667	695
Goodwill and intangible assets, net	1,865	1,891
Other assets	959	1,093
Total assets	$15,142	$16,087
Accounts payable	$1,241	$1,483
Payroll and benefits payable	825	967
Short-term debt and current maturities of long-term debt	81	81
Other current liabilities	292	247
Total current liabilities	2,439	2,778
Long-term debt, less unamortized discount	3,043	3,064
Employee benefits	4,675	4,767
Other long-term liabilities	406	419
United States Steel Corporation stockholders’ equity	4,379	4,895
Noncontrolling interests	200	164
Total liabilities and stockholders’ equity	$15,142	$16,087

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
(Dollars in millions)	2009	2008	2008
(LOSS) INCOME FROM OPERATIONS
Flat-rolled(a)(b)	$(422)	$(21)	$97
U. S. Steel Europe	(159)	(141)	161
Tubular	127	559	51
Other Businesses(b)	(3)	21	18
Segment (Loss) Income from Operations	(457)	418	327
Retiree benefit expenses	(32)	(18)	1
Other items not allocated to segments:
Net gain on sale of assets	97	-	-
Workforce reduction charges	(86)	-	-
Contingent liability reversal	-	150	-
Drawn-over-mandrel charge	-	(28)	-
Litigation reserve	-	-	(45)
Flat-rolled inventory transition effects	-	-	(17)
Total (Loss) Income from Operations	$(478)	$522	$266

CAPITAL EXPENDITURES(c)
Flat-rolled(a)(b)	$98	$173	$75
U. S. Steel Europe	10	67	32
Tubular	3	11	4
Other Businesses(b)	7	10	3
Total	$118	$261	$114

(a)	Includes the results of the pickle lines acquired as of August 29, 2008.
(b)
Effective with the fourth quarter of 2008, the operating results of our iron ore operations, which were previously included in Other Businesses, are included in the Flat-rolled segment.  Prior periods have been restated to reflect this change.

(c)	Excludes spending by variable interest entities, which is not funded by U. S. Steel.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended
	March 31	Dec. 31	March 31
	2009	2008	2008
OPERATING STATISTICS
Average realized price: ($/net ton)(a)
Flat-rolled	715	805	646
U. S. Steel Europe	672	847	791
Tubular	2,353	2,675	1,297
Steel Shipments:(a)(b)
Flat-rolled Products	2,123	2,790	4,701
U. S. Steel Europe	897	908	1,638
Tubular Products	207	500	433
Total Steel Shipments	3,227	4,198	6,772
Intersegment Shipments:(b)
Flat-rolled to Tubular	88	420	445
Raw Steel Production:(b)
Flat-rolled	2,279	2,736	5,558
U. S. Steel Europe	999	954	1,908
Raw Steel Capability Utilization:(c)
Flat-rolled	38.0%	44.7%	91.7%
U. S. Steel Europe	54.8%	51.1%	103.4%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.